Exhibit 2.2

Share Sale Agreement

Allan Gray Australia Pty Ltd

ACN 112 316 168

and

AAC Investments Australia Pty Ltd

ACN 673 884 207

and

Alcoa Corporation

26 February 2024

Contents

1. Interpretation	1
1.1 Definitions	1
1.2 Rules for interpreting this document	6
1.3 Non Business Days	7
2. Sale of Relevant Shares	7
2.1 Sale and purchase	7
3. Completion	7
3.1 Conditions precedent to Completion	7
3.2 Notice to Complete	8
3.3 Steps to occur at Completion	8
3.4 Issue of Consideration CDIs	9
3.5 Deferred consideration	9
3.6 Subsequent Third Party Transaction	10
4. Post-Completion	10
4.1 Undertaking to maintain ASX foreign exempting listing	10
5. Warranties	11
5.1 Warranties	11
5.2 Repetition	11
5.3 Reliance	12
5.4 Indemnity	12
6. Warranties by Alcoa and the Bidder	12
6.1 Warranties by Alcoa	12
6.2 Warranties by Alcoa and the Bidder	12
7. Voting of and dealing in Relevant Shares	13
7.1 Voting of Relevant Shares	13
7.2 No Dealing	13
7.3 No relevant interest in Excess Shares	13
8. Confidentiality	13
8.1 Confidentiality of this document	13
8.2 Survival of obligations	14
9. General	14
9.1 Notices	14
9.2 Termination	15
9.3 Assignment	16
9.4 Entire agreement	16
9.5 Waiver	16
9.6 Exercise of rights	17
9.7 Cumulative rights	17
9.8 Further assurances	17
9.9 Variation	17
9.10 Severability	17
9.11 Counterparts	17
9.12 Governing law	17

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9.13 Scheme	17
9.14 Damages	17
9.15 Costs and expenses	18

Schedule

1.	Notice to Complete 18	18

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THIS AGREEMENT is made on 26 February 2024

BETWEEN:

(1)	Allan Gray Australia Pty Ltd ACN 112 316 168 of Level 2, Challis House, 4 Martin Place, Sydney NSW 2000 (Shareholder);

(2)	AAC Investments Australia Pty Ltd ACN 673 884 207 whose registered office is at c/- Ashurst Level 16, 80 Collins Street, South Tower, Melbourne VIC 3000 (Bidder); and

(3)	Alcoa Corporation, a corporation incorporated in Delaware, United States of America, whose registered office is at 201 Isabella Street, Suite 500, Pittsburgh, PA 15212-5858, United States of America (Alcoa).

Recitals:

(A)	The Shareholder is the manager in respect of the Relevant Shares.

(B)	Alcoa has submitted a non-binding, indicative, conditional proposal to the board of the Target for the Bidder to acquire all of the Shares in the Target by way of a Scheme.

(C)	The Shareholder has agreed to sell to the Bidder, and the Bidder has agreed to buy, the Relevant Shares on the terms and conditions contained in this document.

(D)	The Shareholder has agreed not to dispose of or otherwise encumber the Relevant Shares other than in accordance with this document.

The Parties agree as follows:

1.	Interpretation

1.1	Definitions

The following definitions apply in this document.

Alcoa CDI means a CHESS Depositary Interest (CDI), being a unit of beneficial ownership in one Alcoa Share (in the form of a CDI) registered in the name of CDN.

Alcoa Shares means a share of Alcoa common stock, par value US$0.01 per share.

Business Day means a day that is a "business day" within the meaning of the ASX Listing Rules and is not a Saturday, Sunday or public holiday in Melbourne, Victoria, Australia.

Capital Distributions means any capital distributions made or dividends paid to the ordinary shareholders of the Target after the date of this document and on or before the Completion Date.

CDN means CHESS Depositary Nominees Pty Limited ACN 071 346 506.

Competing Proposal means any proposal, offer, agreement, arrangement (including a scheme of arrangement) or transaction (or expression of interest therefor), which, if

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entered into or completed substantially in accordance with its terms, would result in a Third Party (either alone or together with one or more associates of it):

(a)	acquiring Control of the Target;

(b)	directly or indirectly acquiring or become the holder of, or otherwise acquiring or having a right to acquire, legal, beneficial or economic interest in, or control of, all or a substantial part of the Target's business or assets or the business or assets of any material Target Group Member;

(c)	acquiring voting power in the Target, or acquiring an interest (including an economic interest by way of an equity swap, contract for difference or similar transaction or arrangement) in the Shares, in circumstances where post-acquisition a Third Party would hold an interest in voting power in the Target or in the Shares of 10% or more;

(d)	otherwise directly or indirectly acquiring or merging with the Target; or

(e)	requiring the Target to abandon, or otherwise fail to proceed with, the Scheme,

whether by takeover bid, members' or creditors' scheme of arrangement, shareholder approved acquisition, reorganisation, capital reduction, buy-back, sale or purchase of shares, other securities or assets, assignment of assets and liabilities, incorporated or unincorporated joint venture, dual-listed company (or other synthetic merger), deed of company arrangement, any debt for equity arrangement or other transaction or arrangement.

Completion means completion of the Sale.

Completion Date has the meaning given in clause 3.3(a).

Consequential Loss means, in respect of a breach of this document or an event, fact, matter or circumstance giving rise to a claim:

(a)	any loss or liability suffered by a party that cannot reasonably be considered to arise naturally from that breach or event, fact, matter or circumstance;

(b)	any and all special, indirect, exemplary or punitive loss or liability arising from or incurred in connection with that breach or event, fact, matter or circumstance; or

(c)	any and all loss of profit, loss of revenue, loss of goodwill, loss of opportunity, and loss of savings, even if such loss could reasonably be considered to arise naturally from that breach or event, fact, matter or circumstance;

whether arising in contract, tort (including negligence) or equity or under statute.

Consideration CDIs means such number of Alcoa CDIs determined by multiplying the Purchase Price by the number of Relevant Shares (rounded to the nearest whole number).

Control has the meaning given in section 50AA of the Corporations Act.

Corporations Act means the Corporations Act 2001 (Cth).

Deal means, when used with respect to any Relevant Shares, to:

(a)	sell, offer for sale, transfer, assign or otherwise part with possession or deal with; or

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(b)	grant or allow to exist any new Third Party Interest or other right (including via any synthetic arrangement) in relation to,

the Relevant Shares or any of them or any interest therein, or to agree to do any of those things.

Effective means, when used in relation to the Scheme, the coming into effect, pursuant to section 411(10) of the Corporations Act, of the order of the Court made under section 411(4)(b) of the Corporations Act in relation to the Scheme.

Encumbrance means any mortgage, lien, charge, pledge, assignment by way of security, security interest, title retention, preferential right or trust arrangement, claim, covenant or any other security arrangement or any other arrangement having the same effect.

End Date means the date that is three months after the date of this document if the Target has not announced that an SIA has been entered into on or before that date.

Excess Shares means any Shares (other than the Relevant Shares) managed or held by or on behalf of the Shareholder.

Insolvency Event means, in respect of a person:

(a)	an administrator being appointed to the person;

(i)	a controller or analogous person being appointed to the person or any of the person's property;

(ii)	an application being made to a court for an order to appoint a controller, provisional liquidator, trustee for creditors or in bankruptcy or analogous person to the person or any of the person's property; or

(iii)	an appointment of the kind referred to in subparagraph (ii) being made (whether or not following a resolution or application);

(b)	the person is the subject of an event described in section 459C(2)(b) or section 585 of the Corporations Act (or makes a statement from which another party to this document reasonably deduces it is so subject);

(c)	an application being made to a court for an order for its winding up;

(d)	an order being made, or the person passing a resolution, for its winding up;

(e)	the person:

(i)	suspending payment of its debts, ceasing (or threatening to cease) to carry on all or a material part of its business, stating that it is unable to pay its debts or being or becoming otherwise insolvent; or

(ii)	being unable to pay its debts as and when they fall due or otherwise insolvent;

(f)	the person taking any step (other than a step required or authorised under this document) toward entering into a compromise or arrangement with, or assignment for the benefit of, any of its members or creditors;

(g)	a court or other authority enforcing any judgment or order against the person for the payment of money or the recovery of any property; or

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(h)	any analogous event under the laws of any applicable jurisdiction.

New Alcoa Shares means the Alcoa Shares to be issued by Alcoa to pay the Purchase Price.

Notice to Complete means a notice from the Bidder to the Shareholder substantially in the form set out in Schedule 1.

PPSA means the Personal Property Securities Act 2009 (Cth).

PPS Register means the register established under the PPSA.

Purchase Price means, in relation to each Relevant Share:

(a)	0.02854 Alcoa CDIs; less

(b)	if there are any Capital Distributions received by the Shareholder in respect of the Relevant Shares after the date of this document, the number of Alcoa CDIs by which Alcoa and Bidder's proposed consideration for the Transaction is reduced as a result of such Capital Distribution, rounded to the nearest whole number of Alcoa CDIs.

Relevant Shares means 577,434,602 Shares.

Sale means the sale and transfer of all of the Relevant Shares to the Bidder as contemplated by this document.

Scheme means any proposal whereby Shares are to be acquired by the Bidder (or one of its related bodies corporate) or Shares are subject to a capital reconstruction such that the Target becomes a subsidiary of the Bidder (or one of its related bodies corporate), including by way of a scheme of arrangement between the Target and its shareholders pursuant to Part 5.1 of the Corporations Act in the form agreed between the Target and Alcoa, subject to any alterations or conditions made or required by the Court under section 411(6) of the Corporations Act and approved by the Target and Alcoa.

Shares means ordinary shares in the capital of Target.

SIA means a scheme implementation agreement between the Target and the Bidder (or one of its related bodies corporate).

SLAP Authorisation has the meaning given to that term in clause 3.1(a)(iii).

Subsequent Third Party Transaction has the meaning given to that term in clause 3.6.

Subsequent Third Party Transaction Amount means, in respect of a Subsequent Third Party Transaction, the amount determined by the following formula:

(Subsequent Third Party Transaction Value – Purchase Price) x Relevant Sale Shares

where:

(a)	Relevant Sale Shares means the number of Relevant Shares actually disposed of by the Bidder pursuant to that Subsequent Third Party Transaction;

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(b)	Subsequent Third Party Transaction Value means, in respect of each Relevant Sale Share, the aggregate of:

(i)	the Value of the consideration per Share that is payable under a Subsequent Third Party Transaction (however, and notwithstanding paragraph (c) of the definition of “Value”, to the extent that the consideration that the Bidder receives for Relevant Sale Shares is in the form of securities in an entity listed on any securities exchange that the Bidder then sells on-market to fund payment of the Subsequent Third Party Transaction Amount, the Subsequent Third Party Transaction Value is, to the extent of such sell-down, to be based on the average gross value per Relevant Sale Shares ultimately realised by the Bidder (before selling costs) in relation to the relevant securities sold); and

(ii)	the amount of any dividends or distributions declared by the Target and to the extent actually paid to the Bidder in respect of Relevant Sale Shares, after deducting any tax payable by the Bidder in respect of such dividends or distributions as applicable.

Target means Alumina Limited ACN 004 820 419.

Target Group means the Target and its related bodies corporate and a reference to a Target Group Member is to the Target and any of its related bodies corporate.

Third Party means a person other than the Target, the Bidder or their respective related bodies corporate or associates.

Third Party Interest means, in respect of Relevant Shares, any:

(a)	Encumbrance;

(b)	lease, licence, option, voting arrangement, notation or restriction;

(c)	interest under any agreement, equity or trust;

(d)	easement, restrictive covenant, caveat or similar restriction over property; or

(e)	other right, entitlement or interest of any nature,

in favour of or held by a Third Party over or directly or indirectly affecting those Relevant Shares.

Transaction means any proposal relating to the acquisition by the Bidder of at least 50.1% of the ordinary shares on issue in the Target.

Value means, in relation to any consideration:

(a)	if the consideration is a cash sum in A$, that A$ value;

(b)	if the consideration is a cash sum denominated in a currency other than A$, the value of the consideration will be based on its A$ equivalent published on the Reserve Bank of Australia website (www.rba.gov.au) in respect of the relevant date;

(c)	if the consideration is in a form of securities in an entity listed on any securities exchange, the consideration will be valued based on the volume weighted average price (excluding all off-market transactions) of the relevant securities over the 5 trading days ending on the trading day prior to the relevant date of payment of the consideration on the primary exchange on which the relevant

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(d)	securities are quoted (unless the Value is stated to be as at another time, in which case it will be the 5 trading days ending on the trading day prior to the time stated). If that price is quoted in a currency other than A$ that price must be converted into A$ published on the Reserve Bank of Australia website (www.rba.gov.au) in respect of the relevant date;

(e)	in any other case, the value in A$:

(i)	as agreed by the Shareholder and the Bidder (acting reasonably); or

(ii)	in the absence of agreement, as determined by an independent expert (acting as expert and not arbitrator and on behalf of the Shareholder and the Bidder whose decision will be, in the absence of manifest error, final and binding on the Shareholder and the Bidder) the identity of which is agreed by the Shareholder and the Bidder (or in the absence of agreement, such person as nominated by the Chair of the Resolution Institute).

1.2	Rules for interpreting this document

Headings, labels and catchwords are for convenience only, and do not affect interpretation. The following rules also apply in interpreting this document, except where the context makes it clear that a rule is not intended to apply.

(a)	A reference to:

(i)	a legislative provision or legislation (including subordinate legislation) is to that provision or legislation as amended, re-enacted or replaced, and includes any subordinate legislation issued under it;

(ii)	a document (including this document) or agreement, or a provision of a document (including this document) or agreement, is to that document, agreement or provision as amended, supplemented, replaced or novated;

(iii)	a party to this document or to any other document or agreement includes a successor in title, permitted substitute or a permitted assign of that party;

(iv)	a person includes any type of entity or body of persons, whether or not it is incorporated or has a separate legal identity, and any executor, administrator or successor in law of the person; and

(v)	anything (including a right, obligation or concept) includes each part of it.

(b)	A singular word includes the plural, and vice versa.

(c)	The meaning of general words is not limited by specific examples introduced by "including", "for example", "such as" or similar expressions.

(d)	A word which suggests one gender includes the other genders.

(e)	If a word or phrase is defined, any other grammatical form of that word or phrase has a corresponding meaning.

(f)	If an example is given of anything (including a right, obligation or concept), such as by saying it includes something else, the example does not limit the scope of that thing.

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(g)	A reference to information is to information of any kind in any form or medium, whether formal or informal, written or unwritten, for example, computer software or programs, concepts, data, drawings, ideas, knowledge, procedures, source codes or object codes, technology or trade secrets.

(h)	The expression this document includes the agreement, arrangement, understanding or transaction recorded in this document.

(i)	The expressions associate, controller, entity, officer, relevant interest, subsidiary, holding company, related body corporate, voting power, security, security interest and related entity have the same meanings as in the Corporations Act.

(j)	A reference to dollars or $ is to the currency of Australia, and a reference to US$ or US dollar is to the currency of the United States of America.

(k)	Terms defined in the GST Law have the same meaning in this documents unless the context otherwise requires.

(l)	A reference to time is a reference to time in Melbourne, Australia.

1.3	Non Business Days

If the day on or by which a person must do something under this document is not a Business Day:

(a)	if the act involves a payment that is due on demand, the person must do it on or by the next Business Day; and

(b)	in any other case, the person must do it on or by the previous Business Day.

2.	Sale of Relevant Shares

2.1	Sale and purchase

Subject to clause 3.1(a), the Shareholder agrees to sell the Relevant Shares to the Bidder and the Bidder agrees to buy the Relevant Shares from the Shareholder:

(a)	for the Purchase Price;

(b)	on the Completion Date;

(c)	free from any Third Party Interests; and

(d)	on the terms and conditions of this document.

3.	Completion

3.1	Conditions precedent to Completion

(a)	Subject to clause 9.2(c), the Bidder and the Shareholder are only obliged to perform their obligations in relation to Completion if:

(i)	the Bidder has given the Shareholder a Notice to Complete in accordance with clause 3.2(a);

(ii)	(ASX quotation) the Alcoa CDIs have been approved for official quotation on ASX either unconditionally or subject only to conditions customarily imposed by ASX;

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(iii)	(SLAP Authorisation) NYSE have authorised a supplemental listing application in respect of the New Alcoa Shares (SLAP Authorisation); and

(iv)	no termination event listed in clause 9.2(a) has occurred.

(b)	If the conditions in clauses 3.1(a)(ii) and 3.1(a)(iii) have not been satisfied by the earlier of (i) the date which is two months after the date of the Notice to Complete and (ii) the End Date, the parties will not be obliged to proceed with Completion and this document will be terminated.

3.2	Notice to Complete

(a)	The Bidder may give the Shareholder a Notice to Complete requiring the Shareholder to Complete at any time before the End Date.

(b)	The Notice to Complete can only be withdrawn by the Bidder:

(i)	at any time before the Completion Date, with the consent of the Shareholder; or

(ii)	by written notice to the Shareholder without the consent of the Shareholder, at any time before the Completion Date following the execution by the Target, the Bidder and Alcoa of a binding transaction document to give effect to the Transaction (by way of Scheme, takeover or otherwise).

If the Notice to Complete is so withdrawn, the parties will not be obliged to proceed with Completion and this document will be terminated.

(c)	The conditions in clauses 3.1(a)(ii) and 3.1(a)(iii) are not conditions to the Bidder giving a Notice to Complete.

3.3	Steps to occur at Completion

(a)	Following satisfaction of the conditions in clause 3.1, the Bidder must notify the Shareholder of a date within 15 Business Days of when the last condition was satisfied on which Completion will occur (Completion Date).

(b)	On the Completion Date the Shareholder must:

(i)	do all acts and things and execute and deliver to the Bidder all documents (including, if required to enable a transfer of legal title, documents which constitute a sufficient transfer of the applicable Relevant Shares under Part 7.11 of the Corporations Act and the Corporations Regulations 2001 (Cth)) as required to enable the registration of the Bidder as the legal and beneficial owner of its Relevant Shares;

(ii)	deliver to the Bidder documents evidencing the release of all Encumbrances in respect of the Relevant Shares including, if applicable, an undertaking from the holder of each Encumbrance to discharge any relevant financing statement from the PPS Register within 10 Business Days of release of that Encumbrance, upon the occurrence of which Alcoa will provide the Shareholder the Purchase Price in accordance with clause 3.4.

(c)	On the Completion Date, the Bidder will do all things necessary for the Bidder (or its nominee) to become the registered holder of the Relevant Shares.

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3.4	Issue of Consideration CDIs

Subject to clause 3.1, if the Shareholder complies with its obligations under clause 3.3(b)(i) and 3.3(b)(ii), Alcoa must:

(a)	on the Completion Date:

(i)	issue and allot the Consideration CDIs to the Shareholder (or its nominees, acknowledging that the Shareholder acts as investment manager on behalf of a number of client portfolios);

(ii)	enter the name and address of the Shareholder (or its nominees, as applicable) in the register of members of Alcoa in respect of the Consideration CDIs, free from any Encumbrance or other rights or interests of third parties;

(iii)	deliver to the Shareholder (or its nominees) a statement or statements of holdings for the Consideration CDIs; and

(iv)	obtain official quotation of the Consideration CDIs by ASX (including, taking all steps necessary to satisfy any customary conditions imposed by ASX for the official quotation of Consideration CDIs on ASX); and

(b)	either:

(i)	on the Completion Date notify ASX:

(A)	that the Consideration CDIs were issued without disclosure to the Shareholder under Part 6D.2 of the Corporations Act;

(B)	that the notification is being given under subsection 708A(5)(e) of the Corporations Act (Cleansing Notice);

(C)	that, as at the date of the notice, Alcoa has complied with:

(aa)	the provisions of Chapter 2M of the Corporations Act as it applies to Alcoa; and

(bb)	section 674 of the Corporations Act; and

(D)	of any "excluded information" (within the meaning of sub-sections 708A(7) and (8) of the Corporations Act) as at the date of the notice; or

(ii)	If Alcoa is not able to issue a Cleansing Notice or ASIC does not grant individual relief under section 741 of the Corporations Act to permit the on-sale of the Consideration CDIs without a disclosure document, within 15 Business Days of the date of issue of the Consideration CDIs, lodge a prospectus with the Australian Securities and Investments Commission necessary to satisfy section 708A(11) of the Corporations Act.

3.5	Deferred consideration

(a)	If:

(i)	a Sale is completed; and

(ii)	after the date of this document and within 12 months of Completion, the Bidder increases the number of Alcoa CDIs offered under the Scheme or

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any Transaction above the Purchase Price and the Scheme becomes Effective or any Transaction is completed,

then Alcoa must, on the day on which the Scheme is implemented or the Transaction is completed (as applicable), issue to the Shareholder the number of additional Alcoa CDIs calculated in accordance with the following formula (provided A is a positive figure):

A = (B — C) x S

where:

A =	the number of additional Alcoa CDIs to be issued to the Shareholder under this clause 3.5;

B =	the number of Alcoa CDIs per Share offered under the Scheme or Transaction (as applicable);

C =	the number of Alcoa CDIs per Relevant Share comprising the Purchase Price; and

S =	the number of Relevant Shares purchased by the Bidder pursuant to this document.

(b)	If:

(i)	a Sale is completed; and

(ii)	within 12 months from Completion the Scheme becomes Effective or any other Transaction is completed on terms which provide for the payment of cash consideration by the Bidder under the Scheme in addition to the value of the Purchase Price, then Alcoa must, on the day on which the Scheme is implemented, pay to the Shareholder or its nominees the amount of such incremental cash consideration per Share under the Scheme multiplied by 'S' (as defined above).

3.6	Subsequent Third Party Transaction

If Completion occurs and the Bidder disposes of any of the Relevant Shares within 6 months after Completion under:

(a)	a scheme of arrangement pursuant to which any Third Party (excluding any associate of the Bidder) would acquire Shares; or

(b)	a takeover bid in respect of the Shares by any Third Party (excluding any associate of the Bidder),

(Subsequent Third Party Transaction), the Bidder must pay the Subsequent Third Party Transaction Amount (if it is a positive figure) to the Shareholder or its nominees within 20 Business Day of receipt of the relevant consideration under the scheme of arrangement or takeover bid (as applicable) by the Bidder, as an adjustment to the Purchase Price.

4.	Post-Completion

4.1	Undertaking to maintain ASX foreign exempting listing

Alcoa must maintain the ASX foreign exempt listing of the Alcoa CDIs, notwithstanding any suspension of the quotation of Alcoa CDIs, until the earlier of:

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(a)	the Shareholder disposing of all Alcoa CDIs issued to it in accordance with clause 3 of this document; and

(b)	the 10th anniversary of the Completion Date.

5.	Warranties

5.1	Warranties

The Shareholder represents and warrants to the Bidder that:

(a)	it is the manager in respect of all of the Relevant Shares;

(b)	to the best of its knowledge and belief, the Relevant Shares are validly issued, are fully paid and no money is owing in respect of them;

(c)	to the best of its knowledge and belief, the Relevant Shares are not subject to any Encumbrance (other than those fully disclosed in writing to the Bidder before the date of this document);

(d)	to the best of its knowledge and belief, the Relevant Shares are able to be sold and transferred free of any competing rights, including pre-emptive rights or rights of first refusal;

(e)	at Completion, to the best of its knowledge and belief, the Bidder will receive valid and marketable title to the applicable Relevant Shares free and clear of all Encumbrances;

(f)	it has full power and capacity to enter into and perform its obligations under this document;

(g)	it has taken all necessary action to authorise its entry into, delivery and performance of this document;

(h)	its obligations under this document are valid and binding and are enforceable against it in accordance with its terms;

(i)	the entry into, delivery and performance by the Shareholder of this document does not breach:

(i)	any material obligations of the Shareholder, including, to the best of its knowledge and belief, any Encumbrance (other than those fully disclosed in writing to the Bidder before the date of this document);

(ii)	any applicable law; or

(iii)	the constitution or other constituent documents of the Shareholder;

(j)	it has been validly incorporated in accordance with the laws of its place of incorporation, is validly existing under those laws and has the power and authority to carry on its business as it is now being conducted; and

(k)	it is not the subject of an Insolvency Event.

5.2	Repetition

The representations and warranties in clause 5.1 are taken to be made on the date of this document, on the date of the Notice to Complete and at the time of transfer of the Relevant Shares to the Bidder.

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5.3	Reliance

The Shareholder acknowledges that the Bidder and Alcoa have entered into this document and the Bidder and Alcoa agreed to take part in the transactions that this document contemplates in reliance on the warranties made or repeated in clause 5.1.

5.4	Indemnity

(a)	Subject to clause 5.4(c), the Shareholder indemnifies the Bidder and Alcoa against any loss suffered or incurred by the Bidder or Alcoa as a result of the Shareholder's breach of clause 5.1.

(b)	Subject to clause 5.4(c), the Bidder and Alcoa indemnify the Shareholder against any loss suffered or incurred by the Shareholder as a result of the Bidder's or Alcoa’s breach of clause 6.

(c)	No party shall be responsible for any Consequential Loss suffered by another party in relation to this document.

6.	Warranties by Alcoa and the Bidder

6.1	Warranties by Alcoa

Alcoa represents and warrants to the Shareholder that:

(a)	all Alcoa CDIs and New Alcoa Shares issued under this document will:

(i)	constitute legal, valid and binding obligations of Alcoa;

(ii)	will be issued in accordance with the constitution of Alcoa and all applicable laws and other rules and have the rights set out in Alcoa's constitution;

(iii)	will rank equally with each fully paid ordinary share in Alcoa for all dividends, distributions, rights and other benefits in accordance with Alcoa's constitution from the date of issue; and

(iv)	on the date of quotation, will be fully paid and shall rank pari passu with the existing ordinary securities and will be freely tradeable and are free from all liens (other than restrictions imposed by applicable securities law), charges and other encumbrances and not subject to any pre-emptive or similar rights or have any restriction on their issue and allotment to the Shareholder or its nominees.

(b)	at Completion, all necessary waivers and approvals will have been obtained for the issue of Alcoa CDIs;

(c)	it is not aware of any reason why the New Alcoa Shares to be issued under this document should not be granted the SLAP Authorisation; and

(d)	Alcoa's sole purpose for issuing the Alcoa CDIs to be issued under this document is for the purpose of providing consideration for the acquisition of the Relevant Shares and its purpose does not and will not include any or all of the Alcoa CDIs to be issued being offered for the purpose of the Shareholder selling or transferring them or granting, issuing or transferring interests in, or options over, them.

6.2	Warranties by Alcoa and the Bidder

Each of Alcoa and the Bidder warrants to the Shareholder that:

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(a)	it has full power and capacity to enter into and perform its obligations under this document;

(b)	it has taken all necessary action to authorise its entry into, delivery and performance of this document;

(c)	its obligations under this document are valid and binding and are enforceable against it in accordance with its terms;

(d)	the entry into, delivery and performance by it of this document does not breach:

(i)	any material obligations of Alcoa or the Bidder (as applicable);

(ii)	any applicable law; or

(iii)	the constitution or other constituent documents of Alcoa or the Bidder (as applicable);

(e)	it has been validly incorporated in accordance with the laws of its place of incorporation, is validly existing under those laws and has the power and authority to carry on its business as it is now being conducted; and

(f)	it is not the subject of an Insolvency Event.

7.	Voting of and dealing in Relevant Shares

7.1	Voting of Relevant Shares

(a)	Nothing in this document will be taken to restrict the ability of the Shareholder to exercise the votes attaching to any of its Relevant Shares in that Shareholder's absolute discretion.

(b)	Nothing in this document will be taken to restrict the ability of the Bidder to exercise votes attaching to any Shares it acquires as a result of a Sale in the Bidder's absolute discretion.

7.2	No Dealing

From the date of this document until 5.00 pm on the End Date, except as expressly provided in or permitted by this document, the Shareholder must not Deal with any of its Relevant Shares.

7.3	No relevant interest in Excess Shares

(a)	For the avoidance of doubt, nothing in this document is intended to nor does it give rise to the Bidder coming to have a relevant interest in any Excess Shares.

(b)	The Shareholder is free to dispose of or otherwise Deal with and vote any of its Excess Shares in its absolute discretion.

8.	Confidentiality

8.1	Confidentiality of this document

The Shareholder must, and must procure their related entities and advisors, treat the terms of this document as confidential information (save to the extent it has been publicly disclosed by the Bidder) and must not make, and must procure their related entities do not make, any announcement or communication relating to the negotiations of the parties or to the existence, subject matter or terms of this document unless:

(a)	the Bidder has first given its written approval;

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(b)	the disclosure is to the Shareholder's related bodies corporate, officers, employees, consultants, professional advisers, bankers, financial advisers or financiers, or those of its clients holding a legal or beneficial interest in the Relevant Shares, and those persons undertake to keep confidential any information so disclosed; or

(c)	the disclosure is made to the extent reasonably needed to comply with:

(i)	any applicable Law; or

(ii)	the listing rules applicable to the Shareholder (or a related body corporate of the Shareholder),

but the Shareholder must promptly give notice of the intended disclosure to, and consult with, the Bidder to the extent practicable, and use its reasonable endeavours to minimise any such disclosure and to ensure that the information so disclosed will be treated confidentially.

8.2	Survival of obligations

The obligations in this clause 8 survive any termination or expiry of this document.

9.	General

9.1	Notices

(a)	A notice, consent, approval, waiver or other communication sent by a party under or in connection with this document (Notice) must be:

(i)	in writing;

(ii)	sent by an authorised representative of that party; and

(iii)	marked for the attention of the person named below,

and must be:

(iv)	left at, or sent by prepaid ordinary post (or by airmail if posted to or from a place outside Australia) to, the address set out below; or

(v)	sent by email to the address set out below.

Shareholder

Attention:	Simon Mawhinney

Address:	Level 2, Challis House, 4-10 Martin Place Sydney NSW 2000

Email:	[***********] (with a copy to [***********])

Bidder

Attention:	William F. Oplinger

Address:	201 Isabella Street, Suite 500, Pittsburgh, PA 15212-5858, United States of America

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Email:	[***********] (with a copy to [***********]and kylie.lane@ashurst.com)

(b)	Subject to clause 9.1(c), a Notice is taken to be received:

(i)	if sent by delivery, when it is delivered;

(ii)	if sent by post, three days after posting (or seven days after posting if sent from one country to another); or

(iii)	if sent by email, on the first to occur of:

(A)	the sender receiving an automated message confirming delivery; and

(B)	two hours after the time sent (as recorded on the device from which the email was sent), provided that the sender does not receive an automated message that the email has not been delivered.

(c)	If a Notice is received or taken to be received under clause 9.1(b):

(i)	before 9.00 am on a Business Day, it will be taken to be received at 9.00 am on that Business Day; or

(ii)	after 5.00 pm on a Business Day or on a day other than a Business Day, it will be taken to be received at 9.00 am on the next Business Day.

9.2	Termination

(a)	This document:

(i)	automatically terminates without any liability to either party and (without prejudice to any accrued rights or obligations of any party) there will be no continuing rights or obligations of each party in respect of the Sale upon the earlier of:

(A)	5.00 pm on the End Date; and

(B)	the transfer of any Relevant Shares in accordance with clause 2.1;

(ii)	terminates in the circumstances contemplated by clause 3.1(b) or 3.2(b);

(iii)	if an SIA is entered into, and:

(A)	that SIA provides for consideration to Target shareholders not less favourable than the Purchase Price; and

(B)	the Shareholder has made a public statement that it intends, in the absence of superior Competing Proposal, to vote any Shares in the Target that it has voting rights over in favour of the Scheme,

this document terminates on the date which is one week after the SIA is entered into;

(iv)	may be terminated by the Bidder at any time by written notice to the Shareholder.

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(b)	On termination in accordance with clause 9.2(a) (without prejudice to any accrued rights or obligations of either party), this document will become void and have no effect other than the provisions of clause 8 which will remain in force after termination.

(c)	If after the date of this document the Shareholder, in respect of some or all of the Relevant Shares, and in each case without any action being taken (or omitted to be taken) by the Shareholder and/or its associates or related bodies corporate to encourage or otherwise intended to bring about the relevant circumstances, either:

(i)	ceases to hold a relevant interest in those Relevant Shares;

(ii)	has received instructions from or on behalf of the beneficial owner of those Relevant Shares such that (A) the Shareholder is required to dispose of some or all of the Relevant Shares or (B) the Shareholder must otherwise take an action that would remove them from the operation of this document; or

(iii)	is required by a Court or the Takeovers Panel or is otherwise required by law to remove the Relevant Shares from the operation of this document,

then the Shareholder must give a written notice to the Bidder as soon as commercially practicable and in any case within one Business Day requesting that this document be terminated in respect of the affected Relevant Shares only and this document will terminate with respect to those affected Relevant Shares upon receipt of that notice by the Bidder. The term 'Relevant Shares', when used in this document, will be construed accordingly.

(d)	This document will not terminate in respect of any Relevant Shares under clause 9.2(c) unless, if required to prevent a breach of section 654A of the Corporations Act by the Bidder, the Bidder has obtained or obtained a modification from ASIC to section 654A of the Corporations Act to permit the disposal of the relevant interest in Relevant Shares that would occur if this document is terminated in respect of any Relevant Shares under clause 9.2(c) (Modification).

(e)	The Bidder must use its best endeavours, and co-operate and consult with the Shareholder, to seek the Modification if required.

(f)	For clarity, if terminated in respect of any Relevant Shares this document will remain on foot in respect of any remaining Relevant Shares.

9.3	Assignment

A party may only assign or novate, or otherwise deal with, its rights or obligations under this document with the prior written agreement of each other party.

9.4	Entire agreement

This document supersedes all previous agreements about its subject matter and embodies the entire agreement between the parties.

9.5	Waiver

(a)	A single or partial exercise of a right or remedy under this document does not prevent a further exercise of that or of any other right or remedy.

(b)	Failure to exercise or delay in exercising a right or remedy under this document does not operate as a waiver or prevent further exercise of that or of any other right or remedy.

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9.6	Exercise of rights

A party may exercise a right or remedy or give or refuse its consent in any way it considers appropriate (including by imposing conditions), unless this document expressly states otherwise. If a party does not exercise a right or remedy fully or at a given time, the party may still exercise it later. A party is not liable for loss caused by the exercise or attempted exercise of, failure to exercise, or delay in exercising a right or remedy under this document.

9.7	Cumulative rights

Except as expressly provided in this document, the rights of a party under this document are in addition to and do not exclude or limit any other rights or remedies provided by law.

9.8	Further assurances

Except as expressly provided in this document, each party must, at its own expense, do all things reasonably necessary to give full effect to this document and the matters contemplated by it.

9.9	Variation

No variation of this document is effective unless made in writing and signed by each party.

9.10	Severability

Any term of this document which is wholly or partially void or unenforceable is severed to the extent that it is void or unenforceable. The validity or enforceability of the remainder of this document is not affected.

9.11	Counterparts

This document may be executed in any number of counterparts, each of which, when executed, is an original. Those counterparts together make one instrument.

9.12	Governing law

(a)	This document is governed by the laws of the State of Victoria within the Commonwealth of Australia.

(b)	Each party submits to the exclusive jurisdiction of the courts of Victoria, Australia and waives an objection that it may now or in the future have to the venue of any proceedings, and any claim it may now or in the future have that any proceedings have been brought in an inconvenient forum, if that venue is the courts of Victoria, Australia.

9.13	Scheme

Nothing in this document obliges the Bidder to announce or proceed with the Scheme.

9.14	Damages

(a)	The Shareholder acknowledges that monetary damages alone would not be adequate compensation for a breach by the Shareholder of this document and that the Bidder is entitled to seek an injunction or specific performance from a court of competent jurisdiction if the Shareholder fails to comply or threatens to fail to comply with this document or the Bidder has reason to believe the Shareholder will not comply with this document.

(b)	The Bidder acknowledges that monetary damages alone would not be adequate compensation for a breach by the Bidder of this document and that the

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Shareholder is entitled to seek an injunction or specific performance from a court of competent jurisdiction if the Bidder fails to comply or threatens to fail to comply with this document or the Shareholder has reason to believe the Bidder will not comply with this document.

9.15	Costs and expenses

Each party must pay its own costs and expenses in respect of the negotiation, preparation, execution and delivery of this document and any other deed or document entered into or signed under this document.

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Schedule 1

Notice to Complete

To: Allan Gray Australia Pty Ltd

In accordance with clause 3.2 of the Share Sale Agreement dated on or about [●] (Share Sale Agreement), AAC Investments Australia Pty Ltd. (Bidder) hereby gives you notice that:

a)	it wishes to Complete the sale and purchase of Relevant Shares and require you to transfer all of the Relevant Shares in accordance with clause 2.1 of the Share Sale Agreement to the Bidder;

b)	the Bidder will give you notice of the Completion Date once the conditions in clause 3.1 have been satisfied; and

c)	the Bidder will pay the Purchase Price per Relevant Share on the same day as the transfer of the Relevant Shares in accordance with clause 3.2 of the Share Sale Agreement.

Terms which are defined in the Share Sale Agreement have the same meaning in this Notice

Dated:

Signed for and on behalf of
AAC Investments Australia Pty Ltd by [name]

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EXECUTED as an agreement.

executed by Allan Gray Australia Pty Ltd:

/s/ Simon Mawhinney	/s/ Elizabeth Lee
Signature of director	Signature of director/secretary

Simon Mawhinney	Elizabeth Lee
Name	Name

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executed by AAC Investments Australia Pty Ltd:

/s/ Matthew Shane Zauner
Signature of sole director

Matthew Shane Zauner
Name

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executed by ALCOA CORPORATION:

/s/ Andrew Hastings
Signature of duly authorised officer

Andrew Hastings
Name

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